EXHIBIT 10.1

NN, Inc. Corporate Headquarters 6210 Ardrey Kell Road • Charlotte, NC 28277 Phone: 980-264-4300

May 8, 2023

Mr. Harold Bevis
6210 Ardrey Kell Road, Suite 600
Charlotte, NC 28277

RE:    Letter of Understanding (LOU) and Relocation Agreement

Dear Harold:

We are pleased to extend you an offer to join NN, Inc. (“NN” or the “Company”) as its President and Chief Executive Officer (“CEO”), as well as joining the Company’s Board of Directors (the “Board”) following the 2023 Annual Meeting of Stockholders. In this salaried exempt role, you will report directly to the Board of Directors of the Company and will be located at the Company’s headquarters in Charlotte, NC. Following is a summary of the terms of our offer:

Duties:	Report directly to the Board; oversee execution of the Company’s strategic plan, financial and operating performance, analysis and development of business opportunities and leadership of the Company’s executive team; and such other duties, authorities and responsibilities as are customary for the position of President and CEO and as may be reasonably assigned by the Board that are commensurate with and not inconsistent with your position as President and CEO. You will devote your full business time to the discharge of your duties and responsibilities hereunder; provided, however, that you may manage personal investments and affairs for yourself and your family, and participate in industry, trade, professional, non-profit, community or philanthropic activities, serve on civic or charitable boards or committees, in each case to the extent that such activities do not materially interfere with the performance of your duties and are not in conflict with the business interests of the Company and, subject to providing notice to the Board, may serve as a director of one (1) for-profit external board of directors.
Effective Date:	As soon as practicable, but no later than May 22, 2023. The term “Effective Date” refers to the date you actively begin employment with NN.
Base Salary:
Your base salary will be $835,000 and will be subject to an annual review by the Compensation Committee of the Board and may be subject to increase from time to time by the Board (but not decrease, except as set forth in the Separation Agreement (as defined below)), in the Board’s sole discretion.

Annual Incentive Award:
You will be entitled to participate in all executive-level annual bonus plans from time to time in effect for senior executives of the Company generally; you will be entitled to a target bonus under such annual bonus plans of 100% of your base annual salary during the year. Such bonus plans will be dependent upon corporate, group and individual performance, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses of this type are distributed after completion of the year-end financial audit, which is typically completed in March but shall in all cases be payable not later than two and one-half (2½) months following the end of the fiscal year for which the awards were earned.

Annual incentive awards are subject to your execution, and governed by the terms, of the Executive Incentive Compensation (“EIC”) Program document.

For 2023 only, your bonus amount under the EIC will be guaranteed and will be no less than $835,000 (100% of your target bonus) and you will have a maximum bonus opportunity equal to $1,252,500 (150% of your target bonus) for performance at or above top performance levels.

Inducement Award:
As a material inducement to you accepting employment with the Company), the Company will grant to the Executive the following one-time equity awards:

(i) 1,500,000 time-vesting restricted stock units (“RSUs”), outside of the Company’s 2022 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. The RSUs will vest with respect to one fifth (1/5) of the shares subject thereto on each of the first five anniversaries of the Effective Date, subject to potential acceleration and the other terms and conditions set forth in an award agreement to be entered into by the Company and the Executive, which shall evidence the grant of the RSUs.

(ii) 2,500,000 performance-vesting restricted stock units (“PSUs”), outside of the Omnibus Plan as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. Each PSU shall entitle the Executive to receive one share of the Company’s common stock for each PSU that vests. The PSUs will vest based on the performance conditions set forth in an award agreement to be entered into by the Company and the Executive, which shall evidence the grant of the PSUs.

LTI Award	Beginning in 2028, you will be eligible to participate in the Company’s Long-Term Incentive (“LTI”) program. LTI awards are subject to your execution, and governed by the terms, of the LTI program document.

Separation Provisions:	You will be eligible for additional separation provisions related to qualifying terminations—specifically, terminations both prior to and following a Change in Control. These provisions will be set forth in a Separation Agreement (the “Separation Agreement”) that will be executed separately from and concurrently with the LOU.
Employment-at-Will:	Except as expressly set forth herein and in the Separation Agreement, nothing in this Letter of Understanding and Relocation Agreement is intended to supersede NN, Inc.’s employment-at-will policy. Under these provisions, employment with NN, Inc. is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law. For purposes of clarification, although employment is on an at-will basis, any termination of your employment will be subject to and in compliance with the terms of the Separation Agreement and the documents governing your RSUs and PSUs.
Relocation	Relocation provisions are described in Exhibit A attached hereto.

www.nninc.com

Confidentiality:
Since you will be in a position of trust requiring the maintenance of confidence, you will be required to sign a confidentiality and non-disclosure agreement on your first day of employment. A copy of the current agreement will be provided to you for your review.

Reimbursement of Legal Expenses:	Not to exceed $25,000, the Company will reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and execution of this LOU and the agreements ancillary hereto.
Benefits:
The Company offers a broad range of benefits for you and your eligible dependents. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Plans include medical, dental, life, and disability benefits, as well as voluntary offerings such as vision, 401(k), and other voluntary offerings are also available; a copy of the current enrollment guide will be provided to you for your review.

Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to you, your estate, or your beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

Harold, we look forward to welcoming you to the NN team. If you are in agreement with the terms of this offer, please sign and return a copy of the executed letter to us for your file. If you have any questions, please feel free to call me directly.

Sincerely,

Jeri Harman Chairman of the Board of Directors

Enclosures

www.nninc.com

EXHIBIT A

NN, Inc. Relocation Agreement

The following guidelines set forth the provisions of the Company’s relocation offer. These relocation benefits are only available in conjunction with the purchase of a primary residence in the Charlotte, NC area. It may not be used to purchase vacation property, vacant land or other non-primary housing. Sections A through D below must each be initiated within 12 months of the Effective Date or they will be forfeited.

A.Temporary Living and Duplicate Real Estate Costs
The Company will pay temporary living expenses (room, meals and incidentals) while you are purchasing a home or arranging for other permanent housing, and/or will pay any duplicate costs associated with mortgages payable including the mortgage payment, utilities and routine maintenance on the home beginning with the Effective Date. The benefit for these two provisions combined shall not exceed a total of four (4) months, and the amount of the reimbursement shall not exceed thirty-six thousand dollars ($36,000).

B.Purchase/Sale of Real Estate
The Company will pay usual and customary closing costs on the purchase of a new home.

C.Relocation Allowance
The Company will pay an aggregate amount not to exceed $50,000 for movement of standard household items (excluding boats, antiques, and other similar or heavy/oversized items) and up to three (3) automobiles, as well as reasonable travel of household family members, including the movement of all household goods and items in your current residence and currently in storage in both the greater Atlanta, Georgia and Columbus, Ohio areas. You will be required to first submit two (2) moving estimates to corporate Human Resources for review and approval.

D.Home Finding Trip
You will be reimbursed for three (3) trips, not to exceed nine (9) days, including actual and reasonable expenses from the departure location to the destination location. This shall only include reimbursement for members of your immediate family that currently reside with you. Reimbursable expenses include:

•Airfare (provided if the distance to the destination location is over 300 miles one-way): Coach fare; and reasonable and appropriate car rental fees (full size or smaller), in accordance with the Company’s travel policy
•Vehicle Mileage (required if the distance to the new location is 300 or fewer miles one-way): Reimbursed at Company’s current mileage reimbursement rate
•Meals and Lodging: Reasonable meals and overnight lodging for you and your immediate family members traveling with you

Your trip must be made by the most direct route; i.e., no vacation, extended trips, personal side trips, or leisure travel will be covered.

E.Termination of Benefits
Relocation benefits will cease if you resign your employment or are terminated for cause, including for performance. In addition, if you resign your employment or are terminated for cause, including for performance, within the first eighteen (18) months following your first date of work in this position, you will be required to reimburse the Company for 100% of the relocation expenses and relocation benefits paid for by the Company under this program.

F.Tax Treatment
The IRS requires all relocation expenses, which are reimbursed or paid directly by the company, be reported as income. Certain reimbursements are taxed by the federal and appropriate state taxing authorities and are subject to withholding for the current tax year.

www.nninc.com

NN, Inc. Corporate Headquarters 6210 Ardrey Kell Road • Charlotte, NC 28277 Phone: 980-264-4300

Letter of Understanding and Relocation Agreement
for Harold Bevis

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Letter of Understanding and Relocation Agreement.

Signed:	/s/ Harold Bevis

Printed Name:	Harold Bevis